Exhibit 99.1

                                FOR IMMEDIATE RELEASE                                                                                                 June 25, 2009

JON THOMPSON TAKES THE REINS AS CEO OF TANDY LEATHER FACTORY

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NYSE Amex: TLF) announced today that the company’s board of directors has elected Jon Thompson as Chief Executive Officer effective July 1, 2009.  As previously announced, he is replacing Ron Morgan who is retiring effective June 30, 2009.  Mr. Thompson will continue to hold the position of President and Chief Operating Officer of the company, in addition to his new duties as CEO.

Mr. Morgan commented, “I am confident that the transition to Jon from me as Chief Executive Officer will be an easy one.  Jon has the necessary experience and knowledge to run this company successfully, plus he has the support of two of the industry’s top professionals, Shannon Greene, our CFO, and Mark Angus, our Senior Vice President.   During the toughest economic times since the Great Depression, the hard working men and women of Tandy Leather Factory have stood against the popular theory that ‘less bad is the new good’. Instead, Tandy Leather Factory operates under the old- fashioned belief that producing sales, growing earnings and making money is the only measure of improvement.  In spite of the economy, the company has improved earnings 3 of the last 4 quarters over the prior year and I fully expect it will continue to do so in the future under Jon’s leadership.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 75 Tandy Leather retail stores, located in 36 states and 5 Canadian provinces, one combination wholesale/retail store located in the United Kingdom, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the NYSE Amex with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:                   Shannon L. Greene, Tandy Leather Factory, Inc.                                                                 (817) 872-3200 or sgreene@tandyleather.com
          Mark Gilbert, Magellan Fin, LLC                                                                                             (317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.